EXHIBIT 21

MOD-PAC CORP.

SUBSIDIARIES OF THE REGISTRANT

	Ownership	State (Province), Country
Subsidiary	Percentage	of Incorporation
MOD-PAC Pilot CORP.	100%	Delaware, USA

MOD-PAC Air, LLC	100%	New York, USA

1803-1807 Elmwood Avenue, LLC	100%	New York, USA

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